EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

Carol Harrison
Fleishman-Hillard
(212) 453-2442

RANEXA™ (ranolazine) MEETS PRIMARY ENDPOINT IN

APPROVAL-ENABLING ERICA STUDY

PALO ALTO, Calif., April 18, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that Ranexa™ (ranolazine) met the primary endpoint of reducing weekly angina frequency compared to placebo (p=0.028) in the Evaluation of Ranolazine In Chronic Angina (ERICA) study. ERICA was conducted under the U.S. Food and Drug Administration’s (FDA) special protocol assessment (SPA) process, following an approvable letter issued in October 2003.

Ranexa was well tolerated and there were no cases of syncope in the study.

Under the SPA agreement, these positive data from ERICA could support the approval of Ranexa for the treatment of chronic angina in a restricted patient population. The company expects to prepare the final study report, integrate the data from ERICA into the safety and efficacy database of Ranexa trials and submit an amendment to the Ranexa new drug application (NDA) to the FDA by the end of the third quarter of 2005. Once the company submits the NDA amendment, a six month FDA PDUFA review could enable the potential approval and subsequent launch of Ranexa in a restricted patient population in the first half of 2006.

“We are very pleased with the success of Ranexa in ERICA in reducing angina in well managed patients. These results support an enhanced benefit risk profile for Ranexa and we look forward to potential approval under our SPA agreement once we have submitted the amendment to our NDA,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

The company plans to present the results from ERICA at a future scientific conference.

If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.4 million people in the United States.

Study Details

ERICA was a multi-national, double-blind, randomized, placebo-controlled, parallel group study to evaluate the effectiveness of Ranexa (1000 mg twice daily) in 565 patients with chronic angina who had more than three angina attacks per week despite daily treatment with the maximum labeled dose of amlodipine (10 mg daily), a calcium channel blocker approved for the treatment of chronic angina. Eligible patients were randomized to receive Ranexa 1000 mg or placebo twice daily, in addition to a daily dose of 10 mg of amlodipine, during a six week assessment period. Long acting nitrates were allowed as background therapy at the start of the study, and were used by nearly half of patients.

The primary efficacy endpoint of ERICA was angina frequency. Other objectives of ERICA were to gather additional data on the safety and tolerability of Ranexa and to learn more about the effect of Ranexa on nitroglycerin consumption during angina attacks and quality of life.

Prior to entering the study, patients were required to have had at least two weeks of treatment with amlodipine 10 mg daily, with the discontinuation of other anti-anginal therapy for at least five days. Eligible patients must have had documented evidence of coronary artery disease or prior myocardial infarction, in addition to a diagnosis of chronic angina.

Conference Call

Company management will webcast a conference call on April 18, 2005 at 8:30 am EDT, 5:30 am PDT, on the company’s website. To access the live webcast, please log on to the company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Monday, April 25, 2005. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 5660155.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four clinical development drug candidates and has entered into an agreement with Solvay Pharmaceuticals, Inc. to co-promote ACEON® (perindopril erbumine) Tablets for the treatment of hypertension.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration relating to its new drug application for Ranexa™ (ranolazine) for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Inc. (now Biogen Idec Inc.).

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K, and its most recent Quarterly Report on Form 10-Q, if any. CVT disclaims any intent or obligation to update these forward-looking statements.

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